                                                                     Exhibit 4.2

Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois  60196-6801

Zurich Safeguard Enhanced Death Benefit Rider

As used in this Rider, "contract" means the contract or ertificate to which this Rider is attached. This Rider forms a part of the contract to which it is attached. If the Owner has selected coverage under this Rider, it will be indicated in the Contract Schedule. A separate charge will be made for this coverage, which is also shown in the Contract Schedule.

The Amount Payable Upon Death provision of the contract is hereby deleted in its entirety and replaced with the following:

Amount Payable Upon Death

Class 1 and Class 2 Accumulation Options

The allocation of Contract Value between Class 1 and Class 2 Accumulation Options affects the calculation of death benefits as noted below. Class 1 and Class 2 Accumulation Options are listed in the Contract Schedule.

We may add or remove Accumulation Options to or from Class 1 and Class 2 Accumulation Options. We will give You 30 days prior written notice before any such change becomes effective. The addition or removal of Accumulation Options will only apply to transfers and Purchase Payments made after the date of change.

The death benefit payable is equal to the greatest of the following less debt:

   (1)  the Contract Value,
   (2)  Purchase Payment Death Benefit, and
   (3)  Step-Up Death Benefit.

We compute the Contract Value at the end of the Valuation Period following Our receipt of due proof of death, the return of the contract and such other information We may require to process the death benefit. We compute the other amounts above as of the date of death.

The amount computed is increased for Purchase Payments after the date of death and reduced by all adjustments for withdrawals after the date of death.

Purchase Payment Death Benefit

The Purchase Payment Death Benefit is the sum of all Purchase Payments, less premium taxes, reduced by all adjustments for withdrawals.

For each withdrawal, We will make an adjustment equal to (1) divided by (2), with the result multiplied by (3), where:

   (1)  is the withdrawal and withdrawal charge amount,
   (2)  is the Contract Value immediately prior to the withdrawal, and
   (3) is the Purchase Payment Death Benefit immediately prior to the withdrawal.

Step-Up Death Benefit

The Step-Up Death Benefit on the Issue Date is equal to the initial Purchase Payment less premium taxes. On each subsequent Contract Anniversary, prior to the oldest Owner's 81st birthday, the Step-Up Death Benefit equals the greater of (1) and (2) below. On all other Valuation Dates the Step-Up Death Benefit is equal to (2) below.

   (1)  Contract Value, or
   (2)  Step-Up Death Benefit on the prior Contract Anniversary plus:

        a) any Purchase Payments less premium taxes since the prior Contract Anniversary, and less:
        b) the amount of all adjustments for withdrawals since the prior Contract Anniversary.

For each withdrawal, We will make an adjustment equal to (1) divided by (2), with the result multiplied by (3), where:

   (1)  is the withdrawal and withdrawal charge amount,
   (2)  is the Contract Value immediately prior to the withdrawal, and
   (3) is the value of the Step-Up Death Benefit immediately prior to the withdrawal.

Termination

This Rider will remain effective while the contract is in force until the earlier of: (1) the Annuity Date; or (2) the day next following an Owner's or Annuitant's date of death when a death benefit is payable for such death under the contract.

This Rider may not be terminated while the contract is in force except as noted above.

Spousal Continuation

If this Rider is elected pursuant to a spousal continuation privilege, the Date of Continuance stated in the Contract Schedule will become the Issue Date for the purpose of calculating the death benefit under this Rider.

Except as modified herein, all terms and conditions of the contract remain unchanged.

In witness whereof, Federal Kemper Life Assurance Company has caused this Rider to be signed by its President and Secretary.

/s/ [ILLEGIBLE]                                         /s/ [ILLEGIBLE]

     Secretary                                             President